BOSTON CAPITAL TAX CREDIT FUND IV L.P.

___________________________________
CERTIFICATION AND AGREEMENT
___________________________________

	CERTIFICATION AND AGREEMENT made as of April 28, 1998, by and among FORT BEND NHC, L.P., a Virginia limited partnership (the "Operating Partnership"); FORT BEND NHC, L.L.C., a
Virginia limited liability company, and HELFANT REALTY, INC., a Virginia corporation (collectively, the "Operating General Partners"); and STEVEN B. SANDLER ("S. Sandler"),
ARTHUR B. SANDLER ("A. Sandler") and ROBERT H. JOSEPHBERG ("Josephberg"), each an individual resident of the Commonwealth of Virginia (S. Sandler, A. Sandler and
Josephberg are collectively referred to herein as the "Guarantors"); for the benefit of BOSTON CAPITAL TAX CREDIT
FUND IV L.P., a Delaware limited partnership ("BCTC IV"),
BOSTON CAPITAL ASSOCIATES IV L.P., a Delaware limited partnership ("BCA"), PEABODY & BROWN and certain other persons or entities described herein.

	WHEREAS, the Operating Partnership proposes to admit BCTC
IV as a limited partner thereof pursuant to an Amended and Restated Agreement of Limited Partnership of the Operating
Partnership dated as of April 1, 1998 (the "Operating
Partnership Agreement"), in accordance with which BCTC IV will make substantial capital contributions to the Operating
Partnership; and

	WHEREAS, BCTC IV and BCA have relied upon certain information and representations described herein in evaluating the merits of investment by BCTC IV in the Operating
Partnership; and

	WHEREAS, Peabody & Brown, as counsel for BCTC IV, will rely upon such information and representations in connection with its delivery of certain opinions with respect to this transaction.

	NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Operating Partnership, the Operating General Partners and the Guarantors (as and to the extent applicable), hereby agree as follows for the benefit of BCTC IV, BCA, Peabody & Brown and certain other persons hereinafter described.

	1.  	Representations, Warranties and Covenants of the
Operating Partnership,
		the Operating General Partners and the Guarantors.

	The Operating Partnership and the Operating General Partners, jointly and severally, and the Guarantors (as and to the extent set forth below), represent, warrant and certify to BCTC IV, BCA and Peabody & Brown that, with respect to the Operating Partnership, as of the date hereof:

		1.1.	The Operating Partnership is duly organized
and in good standing as a limited partnership pursuant to the laws of the state of its formation, with full power and authority to own its apartment complex (the "Apartment
Complex") and conduct its business including any required authority of the State of Texas to do business therein; the Operating Partnership, the Operating General Partners and the Guarantors have the power and authority to enter into and perform this Certification and Agreement; the execution and delivery of this Certification and Agreement by the Operating Partnership, the Operating General Partners and the Guarantors have been duly and validly authorized by all necessary action;
the execution and delivery of this Certification and Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or result in a material violation, breach or termination of or constitute a default under (or would not result in such a conflict, violation, breach, termination or default with the giving of notice or passage of time or both) any other agreement, indenture or instrument by which the Operating Partnership, the Operating General Partners or any Guarantor are bound, or any law, regulation, judgment, decree or order applicable to the Operating Partnership, the Operating General Partners or any Guarantor, or any of their respective properties; this Certification and Agreement constitutes the valid and binding agreement of the Operating Partnership, the Operating General Partners and the
Guarantors, enforceable against each of them in accordance with its terms.

		1.2.	The Operating General Partners have delivered
to BCTC IV, BCA or their affiliates, all documents and information in their possession which they reasonably believe are material to a decision by BCTC IV to invest in the Operating Partnership. All factual information, including without limitation the information set forth in Exhibit A hereto, provided by the Operating General Partners to BCTC IV and/or BCA and/or their affiliates, either in writing or orally, to the best of their knowledge did not contain at the time given and does not contain on the date hereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. The estimates of occupancy rates, operating expenses, cash flow and tax credits set forth on Exhibit A are reasonable in light of the knowledge and experience of the Operating General Partners.

		1.3.	Neither the Operating Partnership, the
Operating General Partners, any Guarantor, nor any affiliate or anyone acting on behalf of any of the foregoing has, either directly or indirectly or through any agent, sold, offered for sale, solicited offers to buy, or otherwise approached offerees for or negotiated in respect of, any interest in the Operating Partnership or the Apartment Complex; neither the Operating Partnership, the Operating General Partners, any Guarantor, nor any affiliate thereof, are presently under commitment to any real estate, securities or other broker, rental agent, finder or other intermediary with respect to the interests being acquired by BCTC IV in the Operating Partnership and in the Apartment Complex or any portion thereof, except for their arrangements with BCTC IV and BCA and the Operating General Partners and the Guarantors, jointly and severally, shall indemnify and hold harmless BCTC IV, BCA and their respective affiliates, agents and assignees from any and all claims of any real estate, securities or other broker, rental agent, finder or other intermediary with respect to the acquisition by BCTC IV of its interest in the Operating Partnership and in the Apartment Complex, and, at the request of BCTC IV, the Operating General Partners and the Guarantors, jointly and severally, shall assume the defense of any judicial action(s) that might arise in connection with any such claim(s).

		1.4.	Neither the Operating Partnership, the
Operating General Partners, any Guarantor, nor any affiliate or, with the knowledge of the Operating General Partners or the Guarantors or any of them, anyone acting on behalf of any of the foregoing has, either directly or indirectly or through any agent, sold, offered for sale, solicited offers to buy, or otherwise approached offerees for or negotiated in respect of, or will, either directly or indirectly or through any agent, sell, offer for sale, solicit offers to buy, or otherwise approach offerees for or negotiate in respect of, the purchase of interests in real estate projects or entities which are or will be integrated with the Apartment Complex or the Operating Partnership and treated as a single offering under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any applicable state securities or Blue Sky Laws (collectively "Applicable Securities Laws").

		1.5.	As of the date hereof, the Operating
Partnership and the Operating General Partners make each of the representations contained in Exhibit B attached hereto which are required to be made under the state securities or Blue Sky laws of the jurisdictions in which beneficial assignee certificates in BCTC IV (the "BAC's") were offered and sold, both as to themselves and as to any of their affiliates, any of their predecessors and their affiliates' predecessors, any of their general partners and/or beneficial owners of ten per cent (10%) or more of any class of their equity securities (beneficial ownership meaning the power to vote or direct the vote and/or the power to dispose or direct the disposition of such securities), as the case may be, and any promoters presently connected with them in any capacity.

		1.6.	Each of the representations and warranties of
the Operating General Partners contained in the Operating
Partnership Agreement is true and correct as of the date hereof.

		1.7.	Each of the covenants and agreements of the
Operating Partnership and the Operating General Partners contained in the Operating Partnership Agreement has been duly performed to the extent that performance of any such covenant and agreement is required on or prior to the date hereof.

		1.8.	All conditions to admission of BCTC IV as the
investment limited partner of the Operating Partnership contained in the Operating Partnership Agreement have been satisfied.

		1.9.	No default has occurred and is continuing
under the Operating Partnership Agreement or the Project
Documents.

		1.10.	The Operating General Partners agree to take
all actions necessary to claim the Projected Credit, including, without limitation, the filing of Form 8609 with the Internal Revenue Service.

		1.11.	From and after the Admission Date, no person
or entity other than the Operating Partnership holds any equity interest in the Apartment Complex.

		1.12.	From and after the Admission Date, the
Operating Partnership has the sole responsibility to pay all maintenance and operating costs, including all taxes levied and all insurance costs, attributable to the Apartment
Complex.

		1.13.	From and after the Admission Date, the
Operating Partnership, except to the extent it is protected by insurance and excluding any risk borne by lenders, bears the sole risk of loss if the Apartment Complex is destroyed or condemned or there is a diminution in the value of the Apartment Complex.

		1.14.	From and after the Admission Date, no person
or entity except the Operating Partnership has the right to any proceeds, after payment of all indebtedness, from the sale, refinancing or leasing of the Apartment Complex.

		1.15.	Neither the Operating General Partners nor any
Guarantor is related in any manner to BCTC IV, nor are the Operating General Partners or any Guarantor acting as an agent of BCTC IV.

		1.16.	The Guarantors have a collective net worth of
not less than Five Million Dollars ($5,000,000). Since the date of the financial statements of the Guarantors previously delivered to BCTC IV, there has been no material adverse change in the financial position of any of the Guarantors.

	2.  	Indemnification and Contribution With Respect to
Securities Matters

		2.1.	The Operating General Partners (for purposes
of this Section 2.1, the "Indemnifying Party"), agree to indemnify and hold harmless BCTC IV and BCA (for purposes of this Section 2.1, the "Indemnified Parties" or, individually, an "Indemnified Party") and each officer, director, employee and person, if any, who controls any Indemnified Party within the meaning of the Applicable Securities Laws against any losses, claims, damages or liabilities (collectively
"Liabilities"), joint or several, to which any Indemnified
Party or such officer, director, employee or controlling person may become subject, under the Applicable Securities
Laws or otherwise, insofar as such Liabilities or actions in respect thereof arise out of or are based upon a breach by such Indemnifying Party of any of its representations, warranties or covenants to such Indemnified Party or any such of its officers, directors, employees or controlling persons under this Certification and Agreement; and to reimburse each such Indemnified Party and each such officer, director, employee or controlling person for any legal or other expenses reasonably incurred by it or them in connection with investigating or defending against any such Liability or action; provided, however, that the Indemnifying Party shall not be required to indemnify any Indemnified Party or any such officer, director, employee or controlling person for any payment made to any claimant in settlement of any Liability or action unless such payment is approved by the Indemnifying
Party or by a court having jurisdiction of the controversy.
This indemnity agreement shall remain in full force and effect notwithstanding any investigation made by any party hereto, shall survive the termination of any agreement which refers to this indemnity and shall be in addition to any liability which the Indemnifying Party may otherwise have.

		2.2.	The Indemnifying Party shall not be liable
under the indemnity agreement contained in Section 2.1 unless the Indemnified Party shall have notified such Indemnifying
Party in writing within ten (10) business days after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnified Party or any such of its officers, directors, employees or controlling persons, but failure to notify an Indemnifying Party of any such claim shall not relieve it from any liability which it may have to the Indemnified Party or any such of its officers, directors, employees or controlling persons against whom action is brought otherwise than on account of its indemnity agreement contained in Section 2.1.
In case any action is brought against any Indemnified Party or any such of its officers, directors, employees or controlling persons upon any such claim, and it notifies the Indemnifying Party of the commencement thereof as aforesaid, the Indemnifying Party shall be entitled to participate at its own expense in the defense, or, if it so elects, in accordance with arrangements reasonably satisfactory to any other Indemnifying Party or parties similarly notified, to assume the defense thereof, with counsel who shall be reasonably satisfactory to such Indemnified Party or any such of its officers, directors, employees or controlling persons and any other Indemnified Parties who are defendants in such action;
and after notice from the Indemnifying Party to such Indemnified Party or any such of its officers, directors, employees or controlling persons of its election so to assume the defense thereof and the retaining of such counsel by the Indemnifying Party, the Indemnifying Party shall not be liable to such Indemnified Party or any such of its officers, directors, employees or controlling persons for any legal or other expenses subsequently incurred by such Indemnified Party or any such of its officers, directors, employees or controlling persons in connection with the defense thereof, other than the reasonable costs of investigation.

		2.3.	If the right to indemnification provided for
in Section 2.1 of this Certification and Agreement would by its terms be available to a party or parties hereunder, but is determined by a court of competent jurisdiction to be unenforceable under Applicable Securities Laws, then, in that event, the Indemnifying Party shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in such Section 2.1 (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) to the extent of ninety per cent (90%) of the aggregate of such losses, claims, damages and liabilities incurred by a party(ies) who otherwise would be an Indemnified Party(ies) under and pursuant to the provisions of such Section 2.1; provided, however, that no person guilty of fraudulent misrepresentations within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

	Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against him or it in respect of which a claim for contribution may be made against another party or parties, notify such other party or parties. Failure so to notify such other party or parties shall not relieve such other party or parties from any other obligation it or they may have hereunder or otherwise. If such other party or parties are so notified, such other party or parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other party or parties to the party entitled to contribution of its or their own defense, the party or parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the party entitled to contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute with respect to any action or claim settled without its consent.

	3.  	Miscellaneous

		3.1.	This Certification and Agreement is made
solely for the benefit of Peabody & Brown, BCA and BCTC IV, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement, and the term "successors and assigns" as used herein shall not include any purchaser, as such, of any of the BACs.

		3.2.	This Certification and Agreement may be
executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Certification and Agreement.

		3.3.	Terms defined in the Operating Partnership
Agreement and used but not otherwise defined here shall have the meanings given to them in the Operating Partnership
Agreement.


	IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first above written.

			OPERATING GENERAL PARTNERS:

			HELFANT REALTY, INC.
			Managing General Partner


			By:	/s/ Dorcas Helfant
				Dorcas Helfant
				President

			FORT BEND NATIONAL HOUSING, L.L.C.


			By:	/s/Bradley P. Dolbec
				Bradley P. Dolbec
				Manager

			GUARANTORS (with respect to the
provisions of
			Sections 1.1, 1.3, 1.4, 1.15 and 1.16
only):


			______________________________________
			STEVEN B. SANDLER


			______________________________________
			ARTHUR B. SANDLER


			_____________________________________
			ROBERT H. JOSEPHBERG

			EXHIBIT B

Certificate of Issuer and General Partner(s)
Re:  Lack of Disqualifications

	The Issuer (for the purposes of this Exhibit B the term "Issuer" shall be taken to refer to the "Operating Partnership" as identified in the Certification and Agreement to which this document is attached as Exhibit B) and its general partner (the "General Partner") hereby represent to you that neither (i) the Issuer, (ii) any predecessor Issuer,
(iii) any of the Issuer's affiliates ("affiliate" meaning a person that controls or is controlled by, or is under common control with, the Issuer), (iv) any sponsor (meaning any person who (1) is directly or indirectly instrumental in organizing the investment program or (2) will directly or indirectly manage or participate in the management of the investment program or (3) will regularly perform, or select the person or entity who will regularly perform, the primary activities of the investment program, (v) any officer, director, principal or general partner of the Issuer or of any sponsor, (vi) any officer, director, principal, promoter or general partner of the General Partners, (vii) any beneficial owner of ten per cent or more of any class of the equity securities of the Issuer or of any sponsor (beneficial ownership meaning the power to vote or direct the vote and/or the power to dispose or direct the disposition of such securities, or (viii) any promoter of the Issuer (meaning any person who, acting alone or in conjunction with one or more other persons, directly or indirectly has taken, is taking or will take the initiative in founding and organizing the business of the Issuer or any person who, in connection with the founding and organizing of the business or enterprise of the Issuer, directly or indirectly receives in consideration of services or property, or both services and property, ten per cent or more of any class of securities of the Issuer or ten per cent or more of the proceeds from the sale of any class of such securities; however, a person who receives such securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be deemed to be a promoter if such person does not otherwise take part in founding and organizing the enterprise) presently connected with the Issuer in any capacity:

	(1)  	has filed a registration statement which is
the subject of any pending proceeding or examination under the securities laws of any jurisdiction, or which is the subject of any refusal order or stop order thereunder entered within five years prior to the date of this Certificate;

	(2)  	has been convicted of or pleaded nolo
contendere to a misdemeanor or felony or, within the last ten years, been held liable in a civil action by final judgment of a court based upon conduct showing moral turpitude in connection with the offer, purchase or sale of any security, franchise or commodity (which term, for the purposes of this Certificate shall hereinafter include commodity futures contracts) or any other aspect of the securities or commodities business, or involving racketeering, the making of a false filing or a violation of Sections 1341, 1342 or 1343 of Title 18 of the United States Code or arising out of the conduct of the business of an issuer, underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, conversion, misappropriation, fraud, breach of fiduciary duty, deceit or intentional wrongdoing including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, fraudulent conversion or misappropriation of property or conspiracy to defraud, or which is a crime involving moral turpitude, or within the last five years of a misdemeanor or felony which is a criminal violation of statutes designed to protect consumers against unlawful practices involving insurance, securities, commodities, real estate, franchises, business opportunities, consumer goods or other goods and services;

	(3)  	is subject to (a) any administrative order,
judgment or decree entered within five years prior to the commencement of the Offering entered or issued by or procured from a state securities commission or administrator, the Securities and Exchange ("S.E.C."), the Commodities Futures Trading Commission or the U.S. Postal Service, or to (b) any administrative order or judgment arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, fraud or fraudulent conduct, or breach of fiduciary duty, or
(c) has been the subject in any state of any administrative order, judgment, or decree in which fraud, deceit, or intentional wrongdoing, including but not limited to making untrue statements of material fact or omitting to state material facts, was found;

	(4)  	is subject to any pending proceeding in any
jurisdiction relating to the exemption from registration of any security or offering, or to any order, judgment or decree in which registration violations were found or which prohibits, denies or revokes the use of any exemption from registration in connection with the offer, purchase or sale of securities, or to an S.E.C. censure or other order based on a finding of false filing;

	(5)  	is subject to any order, judgment or decree of
any court or regulatory authority or competent jurisdiction temporarily or preliminarily restraining or enjoining, or is subject to any order, judgment or decree of any court or regulatory authority of competent jurisdiction entered within five years prior to the commencement of the Offering, temporarily, preliminarily or permanently restraining or enjoining, such persons from engaging in or continuing any conduct or practice in connection with any aspect of the securities or commodities business or involving the making of any false filing or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or which restrains or enjoins such person from activities subject to federal or state statutes designed to protect consumers against unlawful or deceptive practices involving insurance, banking, commodities, real estate, franchises, business opportunities, consumer goods and services, or is subject to a United States Postal Service false representation order entered within five years prior to the commencement of the Offering or is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged to have violated section 3005 of Title 39, United States Code;

	(6)  	is suspended or expelled from membership in,
or suspended or barred from association with a member of, an exchange registered as a national securities exchange, an association registered as a national securities association, or any self regulatory organization registered pursuant to the Securities Exchange Act of 1934 or a Canadian securities exchange or association or self-regulatory organization operating under the authority of the Commodity Futures Trading Commission or is subject to any currently effective order or order entered within the past five years of the S.E.C., the Commodity Futures Trading Commission or any state securities administrator denying registration to or revoking or suspending the registration of such person as a broker-dealer, agent, futures commission merchant, commodity pool operator, commodity trading adviser or investment adviser and associated persons of any of the foregoing, or prohibits the transaction of business as a broker-dealer or agent;

	(7)  	has, in any application for registration or in
any report required to be filed with or in any proceeding before the S.E.C. or any state securities commission or any regulatory authority, willfully made or caused to be made any statement which was at the time and in the light of the circumstances under which it was made false or misleading with respect to any material fact, or has willfully omitted to state in any such application, report or proceeding any material fact which is required to be stated therein or necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or has willfully failed to make any required amendment to or supplement to such an application, report or statement in a timely manner;

	(8)  	has willfully violated any provision of the
Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Commodity Exchange Act of 1974 or the securities laws of any state, or any predecessor law, or of any rule or regulation under any of such statutes;

	(9)  	has willfully aided, abetted, counseled,
commanded, induced or procured the violation by any other person of any of the statutes or rules or regulations referred to in subsection (8) hereof;

	(10)	has failed reasonably to supervise his agents,
if he is a broker-dealer, or his employees, if he is an investment adviser, but no person shall be deemed to have failed in such supervision if there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any violation of statutes, rules or orders described in subsection (8) and if such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with;

	(11)	is subject to a currently effective state
administrative order or judgment procured by a state securities administrator within five years prior to the commencement of the Offering or is subject to a currently effective United States Postal Service fraud order or has engaged in dishonest or unethical practices in the securities business or has taken unfair advantage of a customer;

	(12)	is insolvent, either in the sense that his
liabilities exceed his assets or in the sense that he cannot meet his obligations as they mature, or is in such financial condition that he cannot continue his business with safety to his customers, or has not sufficient financial responsibility to carry out the obligations incident to his operations; or

	(13)	is selling or has sold, or is offering or has
offered for sale, in any state, securities through any unregistered agent required to be registered under the Pennsylvania Securities Act of 1972, as amended (the
"Pennsylvania Act") or for any broker- dealer or issuer with knowledge that such broker-dealer or issuer had not or has not complied with the Pennsylvania Act.

	If the Issuer is subject to the requirements of
Section 12, 14, or 15(d) of the Securities Exchange Act of 1934, then, the Issuer has filed all reports required by those Sections to be filed during the 12 calendar months preceding the first sale of the issuer's securities under Rule 505 (or for such shorter period that the Issuer was required to file such reports).